Exhibit 99.1

For release: November 10, 2010, 6:00 am EST	Contact:	Mark Rittenbaum
503-684-7000
Greenbrier Reports Fiscal Fourth Quarter 2010 Results
          Lake Oswego, Oregon, November 10, 2010 — The Greenbrier Companies [NYSE:GBX] today reported results for its fiscal fourth quarter ended August 31, 2010.
Financial Summary
Fourth Quarter:
•	Revenues for the fourth quarter of 2010 were $181.4 million, down from $230.4 million in the prior year’s fourth quarter.

•	EBITDA before a special item for the quarter was $15.5 million, or 8.6% of revenues, compared to $23.7 million, or 10.3% of revenues in the fourth quarter of 2009.

•	The Company’s net earnings for the quarter were $7.7 million, or $.33 per diluted share, compared to net earnings of $6.1 million, or $.33 per diluted share, in the prior year’s fourth quarter. [1]

•	Results for the 2010 fourth quarter include earnings of $11.9 million, net of tax, or $0.50 per diluted share, related to a special non-cash item for the release of the liability related to the 2008 deconsolidation of the Company’s former subsidiary, TrentonWorks[2]. Net earnings for the prior year’s fourth quarter included tax benefits of $6.8 million, or $.37 per diluted share, related to a reversal of a deferred tax liability and deemed liquidation of a foreign subsidiary for tax purposes.
Fiscal 2010
•	Revenues for the year were $764 million compared to $1.018 billion last year, reflecting lower manufacturing production levels and lower wheel sales volumes.

•	EBITDA before a special item for fiscal 2010 was $72.1 million, or 9.4% of revenues, up from 2009 EBITDA before special charges of $65.9 million, or 6.5% of revenues.

•	Net earnings for 2010 were $4.3 million, or $.21 per diluted share, compared to the prior year’s net loss of $56.4 million, or $3.35 per diluted share.[1] The 2010 results include earnings related to a special item, net of tax, of $11.9 million, or $.59 per diluted common share.[2] The 2009 results include special charges, net of tax, of $51.0 million, or $3.03 per diluted share.

[1]	Net earnings (loss) is now referred to in the Consolidated Statements of Operations, in accordance with GAAP, as “Net earnings (loss) attributable to Greenbrier”.

[2]	The weighted average common shares outstanding for the fourth quarter 2010 differs from that for the full fiscal year, resulting in a different EPS impact for the two periods.

Liquidity Summary:
•	The Company ended the year with $99 million of cash and $105 million of committed additional borrowing capacity.

•	During 2010, the Company strengthened its balance sheet and raised net proceeds of $52.7 million from an equity offering of 4.5 million shares of common stock.

•	Net debt was reduced by $2 million during the quarter and $76 million during the year.
Segment Summary:
•	New railcar deliveries in the fourth quarter of 2010 were 700 units, compared to 900 units in the fourth quarter of 2009.

•	Total new railcar deliveries were 2,500 units in fiscal 2010, compared to 3,700 units in fiscal 2009.

•	Greenbrier’s new railcar manufacturing backlog as of August 31, 2010 was 5,300 units with an estimated value of $420 million, compared to 4,400 units valued at $370 million at May 31, 2010. Subsequent to year end, additional orders for 3,200 units with an aggregate value of $200 million were received.

•	Marine backlog was $10 million as of August 31, 2010. During the fourth quarter approximately $60 million of marine vessels were removed from backlog due to the current likelihood that these vessels may not be produced and sold due to current economic conditions.
Discussion of Quarterly Results and Outlook
          William A. Furman, president and chief executive officer, said, “In our fiscal 2010, economic forces continued to impede profit and EBITDA goals. However, we achieved all four of our other key objectives identified at the beginning of the year. First, we arrived at a satisfactory conclusion regarding the GE new railcar contract modification in the first quarter. Second, we improved the operational efficiency of our facilities, while maintaining the flexibility to respond to market demand. One example of this flexibility occurred in the fourth quarter when we seamlessly shifted 175 workers from marine barge construction to new railcar production in support of new railcar orders and to address softness in the marine market. Third, we produced positive operating cash flow, reduced net debt by $76 million, and strengthened our balance sheet. Finally, our fourth objective was to further leverage our integrated business model. The competitive advantages of this model were successfully demonstrated with receipt of recent new railcar and railcar refurbishment orders which utilized our strengths in engineering and leasing to quickly take down transactions.

          “The outlook for our new railcar manufacturing operations in North America continues to improve significantly. We now have five production lines dedicated to new railcar manufacturing, compared to two lines less than six months ago. We are well-positioned for the upturn, as rail traffic continues to improve and the economy continues to recover. In the very near term, we anticipate that reduced demand for wheel services and marine vessels will limit earnings growth.”
          Furman concluded, “For fiscal 2011, our objectives are: to improve gross margins steadily as the year progresses, focus on operational execution, continue to manage for cash flow and liquidity, continue to leverage our integrated business model, and return to meaningful profitability.”
Segment Details
          The Wheel Services, Refurbishment & Parts segment, consisting of a network of 38 locations, provides wheel services, and repairs and refurbishes railcars and provides railcar parts across North America. Revenue for this segment in the current quarter was $90.6 million, compared to $102 million in the fourth quarter of 2009. The revenue decline was primarily a result of reduced demand for wheel services. Gross margin for the Wheel Services, Refurbishment & Parts segment was 10.4% of revenues, compared to 13.1% of revenues in the prior comparable period. The gross margin decrease was primarily the result of a less favorable product mix, lower production levels, and call-back and training of new workers in our repair portion of this business.
          The Manufacturing segment consists of marine and new railcar production in Europe and North America. Manufacturing segment revenue for the fourth quarter was $69.5 million, compared to $108.2 million in the fourth quarter of 2009. This revenue decline was primarily due to lower new railcar deliveries and a slowdown in marine production rates. Current quarter new railcar deliveries of 700 units were down from 900 units in the prior comparable period. Manufacturing gross margin for the fourth quarter was 10.8% of revenues, compared to 8.6% in the fourth quarter of 2009. The gross margin increase was primarily the result of a more favorable new railcar product mix and improved production efficiencies at our Mexican joint venture, partially offset by a significant decline in our marine business.
          The Leasing & Services segment includes results from the Company-owned lease fleet of approximately 8,000 railcars and from fleet management services provided for approximately 225,000 railcars. Revenue for this segment was $21.2 million for the quarter, compared to $20.2 million in the same quarter last year. Leasing & Services’ gross margin for the quarter was

54.2% of revenue, compared to 48.1% of revenue in the same quarter last year. The increase from the prior year’s fourth quarter was primarily a result of higher gains on sale of assets from the lease fleet. Gains on lease fleet sales in the current quarter were $2.5 million, compared to $1.2 million in the fourth quarter of 2009. Lease fleet utilization as of the end of the quarter was 94.4%, compared to 94.5% as of May 31, 2010, and 88.3% as of August 31, 2009.
          Selling and administrative costs were $19.2 million for the quarter, or 10.6% of revenues, versus $17.6 million, or 7.6% of revenues, for the same quarter last year. The increase from the prior period is primarily due to one-time import duties associated with certain purchases at one of our Mexican operations.
          Interest and foreign exchange expense was $10.1 million for the quarter, compared to $13.3 million for the same period in 2009. The current quarter includes $1 million of gain on debt extinguishment. The prior comparable period included a $0.9 million write-off of loan fees associated with the reduction in size of the Company’s North American revolving credit facility.
Business Outlook
          Based on current business trends, management anticipates that both revenues and EBITDA will be higher in fiscal 2011, compared to fiscal 2010, with the second half of the year being stronger than the first half of the year. Management currently anticipates a net loss in the Company’s first quarter and around break-even results for the second quarter. Management also expects that improving business trends in North American new railcar manufacturing will continue in fiscal 2011, with the effects of slower activity in its marine and wheel services operations partially dampening the positive railcar manufacturing trends in the first half of the year.
          The major drivers for the year will be improved volumes and margins in the Wheel Services, Refurbishment & Parts business segment and, in particular, a recovery in wheel volumes, and continuing momentum in new railcar sales. The Company’s Marine business is not expected to rebound until late in the fiscal year or early 2012. Marine has been a significant source of margin and EBITDA in 2009 and 2010 and is anticipated to become so again when market conditions improve.

Conference Call
          The Greenbrier Companies will host a teleconference to discuss fourth quarter results. Teleconference details are as follows:
•	Wednesday, November 10, 2010

•	8:00 am Pacific Standard Time

•	Phone : 1-630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
          Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through November 27th at 402-220-3493.
About Greenbrier Companies
          Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 38 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 8,000 railcars, and performs management services for approximately 225,000 railcars.
          “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price fluctuations and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2009 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2010, and in our prospectus supplement filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

          EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from continuing operations before special charges, interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
Years ended August 31,

(In thousands, unaudited)	2010	2009
Assets
Cash and cash equivalents	$98,864	$76,187
Restricted cash	2,525	1,083
Accounts receivable	89,252	113,371
Inventories	185,604	142,824
Assets held for sale	31,826	31,711
Equipment on operating leases, net	302,663	313,183
Investment in direct finance leases	1,795	7,990
Property, plant and equipment, net	132,614	127,974
Goodwill	137,066	137,066
Intangibles and other assets	90,679	96,902

	$1,072,888	$1,048,291

Liabilities and Equity
Revolving notes	$2,630	$16,041
Accounts payable and accrued liabilities	181,638	170,889
Losses in excess of investment in de-consolidated subsidiary	—	15,313
Deferred income taxes	81,136	69,199
Deferred revenue	11,377	19,250
Notes payable	498,700	525,149

Total equity Greenbrier	285,938	223,726
Noncontrolling interest	11,469	8,724

Total equity	297,407	232,450

	$1,072,888	$1,048,291

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Operations
Years ended August 31,

(In thousands, except per share amounts, unaudited)	2010	2009	2008
Revenue
Manufacturing	$295,566	$462,496	$665,093
Wheel Services, Refurbishment & Parts	390,061	476,164	527,466
Leasing & Services	78,823	79,465	97,520

	764,450	1,018,125	1,290,079

Cost of revenue
Manufacturing	268,395	458,733	653,879
Wheel Services, Refurbishment & Parts	344,522	420,294	426,183
Leasing & Services	41,365	45,991	47,774

	654,282	925,018	1,127,836

Margin	110,168	93,107	162,243

Other costs
Selling and administrative	69,931	65,743	85,133
Interest and foreign exchange	43,134	45,912	44,320
Special items	(11,870)	55,667	2,302

	101,195	167,322	131,755
Earnings (loss) before income tax and earnings (loss) from unconsolidated affiliates	8,973	(74,215)	30,488
Income tax benefit (expense)	959	16,917	(17,159)

Earnings (loss) before earnings (loss) from unconsolidated affiliates	9,932	(57,298)	13,329
Earnings (loss) of unconsolidated affiliates	(1,601)	(565)	872

Net earnings (loss)	8,331	(57,863)	14,201
Net (earnings) loss attributable to noncontrolling interest	(4,054)	1,472	3,182

Net earnings (loss) attributable to Greenbrier	$4,277	$(56,391)	$17,383

Basic earnings (loss) per common share:	$0.23	$(3.35)	$1.06

Diluted earnings (loss) per common share:	$0.21	$(3.35)	$1.06

Weighted average common shares:
Basic	18,585	16,815	16,395
Diluted	20,213	16,815	16,417

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
Years ended August 31,

(In thousands, unaudited)	2010	2009	2008
Cash flows from operating activities:
Net earnings (loss)	$8,331	$(57,863)	$14,201
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Deferred income taxes	15,052	(13,299)	11,528
Depreciation and amortization	37,511	37,669	35,086
Gain on sales of equipment	(6,543)	(1,167)	(8,010)
Special items	(11,870)	55,667	2,302
Accretion of debt discount	8,581	4,948	3,550
Gain on extinguishment of debt	(3,218)	—	—
Other	4,237	3,583	390
Decrease (increase) in assets excluding acquisitions:
Accounts receivable	22,430	58,521	(7,621)
Inventories	(44,276)	98,751	(29,692)
Assets held for sale	(177)	21,841	(10,621)
Other	7,171	1,157	(2,700)
Increase (decrease) in liabilities excluding acquisitions:
Accounts payable and accrued liabilities	12,777	(86,514)	21,801
Deferred revenue	(7,445)	(2,829)	1,904

Net cash provided by operating activities	42,561	120,465	32,118

Cash flows from investing activities:
Principal payments received under direct finance leases	390	429	375
Proceeds from sales of equipment	22,978	15,555	14,598
Investment in and advances to (from) unconsolidated affiliates	(927)	—	858
Contract placement fee	(6,050)	—	—
Acquisitions, net of cash acquired	—	—	(91,166)
De-consolidation of subsidiary	—	—	(1,217)
Decrease (increase) in restricted cash	(1,442)	(109)	2,046
Capital expenditures	(38,989)	(38,847)	(77,644)
Other	(130)	—	—

Net cash used in investing activities	(24,170)	(22,972)	(152,150)

Cash flows from financing activities:
Net changes in revolving notes with maturities of 90 days or less	(11,934)	(81,251)	55,514
Proceeds from revolving notes with maturities longer than 90 days	5,698	—	—
Repayments of revolving notes with maturities longer than 90 days	(5,698)	—	—
Net proceeds from issuance of notes payable	2,040	69,768	49,613
Repayments of notes payable	(38,267)	(16,436)	(6,919)
Net proceeds from equity offering	52,708		—
Investment by joint venture partner	—	1,400	6,600
Dividends paid	—	(2,001)	(5,261)
Other	29	3,973	3,931

Net cash provided by (used in) financing activities	4,576	(24,547)	103,478

Effect of exchange rate changes	(290)	(2,716)	1,703
Increase (decrease) in cash and cash equivalents	22,677	70,230	(14,851)
Cash and cash equivalents
Beginning of period	76,187	5,957	20,808

End of period	$98,864	$76,187	$5,957

THE GREENBRIER COMPANIES, INC.
Supplemental Information
Quarterly Results of Operations (Unaudited)
Operating results by quarter for 2010 and 2009 are as follows:
(In thousands, except per share amounts)

	First	Second	Third	Fourth	Total
2010
Revenue
Manufacturing	$60,078	$88,065	$77,877	$69,546	$295,566
Wheel Services, Refurbishment & Parts	92,983	94,329	112,186	90,563	390,061
Leasing & Services	18,632	17,556	21,392	21,243	78,823

	171,693	199,950	211,455	181,352	764,450
Cost of revenue
Manufacturing	55,847	81,608	68,931	62,009	268,395
Wheel Services, Refurbishment & Parts	83,286	83,387	96,725	81,124	344,522
Leasing & Services	10,918	10,789	9,931	9,727	41,365

	150,051	175,784	175,587	152,860	654,282

Margin	21,642	24,166	35,868	28,492	110,168

Other costs
Selling and administrative	16,208	16,958	17,519	19,246	69,931
Interest and foreign exchange	11,112	12,406	9,536	10,080	43,134
Special items	—	—	—	(11,870)	(11,870)

	27,320	29,364	27,055	17,456	101,195

Earnings (loss) before income tax and loss from unconsolidated affiliates	(5,678)	(5,198)	8,813	11,036	8,973

Income tax benefit (expense)	2,500	944	(2,418)	(67)	959

Loss from unconsolidated affiliates	(183)	(131)	(318)	(969)	(1,601)

Net earnings (loss)	(3,361)	(4,385)	6,077	10,000	8,331
Net loss (earnings) attributable to noncontrolling interest	117	(367)	(1,514)	(2,290)	(4,054)

Net earnings (loss) attributable to Greenbrier	$(3,244)	$(4,752)	$4,563	$7,710	$4,277

Basic earnings (loss) per common share:	$(0.19)	$(0.28)	$0.25	$0.35	$0.23
Diluted earnings (loss) per common share:	$(0.19)	$(0.28)	$0.23	$0.33	$0.21 (1)

(1)	Quarterly amounts do not total to the year to date amount as each period is calculated discretely. The dilutive effect of common stock equivalents is excluded from per share calculations for the first and second quarters due to a net loss for those periods.

THE GREENBRIER COMPANIES, INC.
Supplemental Information
Quarterly Results of Operations (Unaudited)

	First	Second	Third	Fourth	Total
2009
Revenue
Manufacturing	$102,717	$145,574	$105,986	$108,219	$462,496
Wheels Services, Refurbishment & Parts	132,279	121,681	120,190	102,014	476,164
Leasing & Services	21,133	19,877	18,272	20,183	79,465

	256,129	287,132	244,448	230,416	1,018,125
Cost of revenue
Manufacturing	106,923	152,003	100,847	98,960	458,733
Wheel Services, Refurbishment & Parts	119,326	107,427	104,859	88,682	420,294
Leasing & Services	11,929	11,547	12,049	10,466	45,991

	238,178	270,977	217,755	198,108	925,018

Margin	17,951	16,155	26,693	32,308	93,107

Other costs
Selling and administrative	15,980	16,265	15,886	17,612	65,743
Interest and foreign exchange	11,771	9,146	11,710	13,285	45,912
Special items	—	—	55,667	—	55,667

	27,751	25,411	83,263	30,897	167,322
Earnings (loss) before income tax and earnings (loss) from unconsolidated affiliates	(9,800)	(9,256)	(56,570)	1,411	(74,215)

Income tax benefit	4,906	1,698	5,217	5,096	16,917

Earnings (loss) from unconsolidated affiliates	434	(251)	(457)	(291)	(565)

Net earnings (loss)	(4,460)	(7,809)	(51,810)	6,216	(57,863)
Net loss (earnings) attributable to noncontrolling interest	568	351	687	(134)	1,472

Net earnings (loss) attributable to Greenbrier	$(3,892)	$(7,458)	$(51,123)	$6,082	$(56,391)

Basic earnings (loss) per common share:	$(0.23)	$(0.45)	$(3.04)	$0.36	$(3.35)
Diluted earnings (loss) per common share:	$(0.23)	$(0.45)	$(3.04)	$0.33	$(3.35)

(1)	Quarterly amounts do not total to the year to date amount as each period is calculated discretely. The dilutive effect of common stock equivalents is excluded from per share calculations for the first three quarters and the year ended August 31, 2009 due to a net loss for those periods.

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net earnings (loss) attributable to Greenbrier to Adjusted EBITDA1
(In thousands, unaudited)

	Year ended August 31,
	2010	2009
Net earnings (loss) attributable to Greenbrier	$4,277	$(56,391)
Interest and foreign exchange	43,134	45,912
Income tax benefit	(959)	(16,917)
Depreciation and amortization	37,511	37,669
Special Items (non-cash portion)	(11,870)	55,667

Adjusted EBITDA	$72,093	$65,940

	Three months ended
	August 31, 2010	August 31, 2009
Net earnings attributable to Greenbrier	$7,710	$6,082
Interest and foreign exchange	10,080	13,285
Income tax expense (benefit)	67	(5,096)
Depreciation and amortization	9,544	9,410
Special Items (non-cash portion)	(11,870)	—

Adjusted EBITDA	$15,531	$23,681

[1]	“EBITDA” (earnings (loss) attributable to Greenbrier before the non-cash portion of special items, interest and foreign exchange, taxes, depreciation and amortization) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for financial statement data prepared in accordance with generally accepted accounting principles.
# # #